Exhibit 99.1

Magnolia Solar Files 10Q for the Second Quarter of 2011 and Highlights Accomplishments for the Development of High-Efficiency Thin-Film Solar Cells

Company Continues to Win Competitive Contracts and Strengthens Its Patent Portfolio

WOBURN, MA and ALBANY, NY – August 11, 2011 -- Magnolia Solar Corporation (OTCBB: MGLT) (“Magnolia Solar”) announces that it has filed its 10Q for the second quarter of 2011, and highlights recent accomplishments relating to its development of ultrahigh-efficiency nanostructure-based solar cells for Defense and commercial applications.

Ashok K. Sood, PhD, President and CEO of Magnolia Solar, commented: “This was a significant quarter for Magnolia Solar, as we continue to develop our core technologies to improve the efficiency of thin-film solar cells for both the Defense and commercial markets. Our team of accomplished scientists allows the company to compete at the highest levels, which was reflected in the research contracts that we won from organizations such as the US Air Force and NASA.  Our primary goal is to introduce a product which offers significant cost savings per watt and cell efficiency over traditional silicon-based and cadmium telluride-based solar cells, and we are on the forefront of developing this product through our next-generation thin-film solar cells.”

Key accomplishments of the quarter are as follows:

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Continues to receive funding for its development efforts from programs sponsored by the US Air Force (USAF), National Aeronautics and Space Administration (NASA) and the New York State Energy Research and Development Authority (NYSERDA).  These highly competitive contracts are providing Magnolia Solar with resources for the continued development of key technologies for high-efficiency solar cells.

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Received a Phase I Small Business Innovation Research / Small Business Technology Transfer (SBIR/STTR) award from NASA.  The Phase I award is for $100,000 over a six-month period, after which the Company plans to submit a Phase II proposal to NASA to support continued technology development efforts and product demonstration.

●	Significant progress made in its NYSERDA-funded program for the development of nanostructured antireflection coatings that will significantly enhance solar cell efficiency.

●	Funding form a USAF Phase I SBIR/STTR award demonstrated Magnolia’s ability to grow high-density quantum dots / quantum structures for improving the efficiency of its thin-film solar cells.

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Several additional patents filed that add to its patent portfolio to protect IP for its high-efficiency thin-film solar cell designs, processes and high-performance nanostructured antireflection coatings to improve solar cell performance.

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The US Department of Energy’s recent Photovoltaic Manufacturing Initiative (PVMI) award of $57.5 million to the CNSE/SEMATECH facility in Albany, and an additional $100 million in investments from the State of New York/NYSERDA, will benefit Magnolia Solar.  The Company was part of the team for the DoE Proposal to participate in the initial utilization of the facility in the photovoltaic manufacturing sector, which allows Magnolia to use the facility and its state-of-the-art technology without any upfront capital expenditure.

Dr. Sood concluded: “We are dedicated to developing and commercializing revolutionary thin-film solar cell technologies.  The competitively won programs in which the Company is participating are part of a larger effort to realize the ultimate objective of third-generation photovoltaics, namely ultra-high conversion efficiency at a low cost to the user.  As part of a consortium to be located at the CNSE facility at the University at Albany, we will have the tools needed to develop this technology and we will continue to provide updates as we move ahead.”

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar (OTC: MGLT) was founded in 2008 to develop and commercialize revolutionary new thin-film solar cell technologies that employ nanostructured materials and designs.  Both higher current and voltage outputs are expected from thin-film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s technology has the ability to capture a larger part of the solar spectrum to produce high-efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell’s efficiency, thereby reducing the cost per watt.  Magnolia Solar’s technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contact:

The Investor Relations Group
11 Stone St. 3rd Floor
New York, NY
212-825-3210
IR: Adam Holdsworth
PR: Enrique Briz
info@magnoliasolar.com

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